Exhibit 19.1

URBAN OUTFITTERS, INC. INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides the standards of Urban Outfitters, Inc. (the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This policy is divided into three parts: the first part prohibits trading in certain circumstances and applies to all Company employees, officers and directors (“Urban Associates”), the second part imposes special additional trading restrictions and applies to all (i) directors and executive officers of the Company and its subsidiaries, (ii) other employees of the Company who have been granted options to purchase the Company’s securities or who have received awards of equity based securities, (iii) all employees of the Company who report directly to the Company’s Chief Executive Officer, and

(iv) all employees in the Company’s Finance Department that are at the director level or above (persons identified in (i), (ii), (iii) and (iv) above being collectively referred to as “Covered Persons”), and the third part addresses administration and oversight of the Policy.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company common shares on the basis of material non-public information that they obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART 1

1.
Applicability

This Policy applies to all transactions in the Company’s securities, including common shares, options and any other securities that the Company may issue, such as preferred shares, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Company’s board of directors (the “Board”).

2.
General Policy: No Trading or Causing Trading While in Possession of Material Non- public Information
(a)
No Urban Associate may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.

(b)
No Urban Associate who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends, other than as may be required by law or to those individuals with a need to know for the benefit of the Company including, without limitation, auditors, attorneys, accountants, lenders, consultants, agents and representatives of the Company subject to an obligation of confidentiality, and other Urban Associates subject to this policy.

(c)
In addition, no Urban Associate may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of their involvement with the Company. No Urban Associate who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d)
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.
3.
Definitions

(a)
Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

To the extent that the information is material, as defined above, the following are examples of some of the types of information where enforcement of insider trading restrictions has been sought:

(i)
financial results of the Company;

(ii)
significant changes in the Company’s prospects;
(iii)
significant write-downs or write-ups in assets, or significant changes in reserves;
(iv)
developments regarding significant litigation or government agency investigations
(v)
liquidity problems;

(vi)
changes in earnings estimates;

(vii)
restatements of Company financial statements;

(viii)
major changes in management or organizational structure;

(ix)
adoption of share purchase plans;

(x)
establishment or termination of a significant business relationship, including through strategic alliances;

(xi)
agreements involving mergers, acquisitions, divestitures, recapitalizations or purchases or sales of substantial assets; and

(xii)
public offerings.

Material information is not limited to historical facts but may also include projections and forecasts. An evaluation of the materiality of information must take into account all relevant facts and circumstances. Material information can be positive or negative, and can pertain to a broad range of matters affecting the Company’s business. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or share price should it occur. Movement in the Company’s share price does not imply that information released prior to the movement is, by definition, “material.”

The above examples of the types of information that may be material are not exhaustive. If you have a question as to whether information is material, you must contact the Company’s General Counsel, Deputy General Counsel or Associate General Counsel and abstain from trading in Company securities or disclosing the information until you have been informed that the information is not material or has been appropriately disclosed.

(b)
Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the third trading day after the information was publicly disclosed before you can treat the information as public and trade, subject to any other restrictions.

Non-public information may include:

(i)
information available to a select group of analysts or brokers or institutional investors; and

(ii)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two days).

As with questions of materiality, if you are not sure whether information is considered public, you must contact the General Counsel, Deputy General Counsel or Associate General Counsel and abstain from trading in Company securities or disclosing the information until you have been informed that the information is not material or has been appropriately disclosed.

4.
Violations of Insider Trading Laws

There may be penalties for trading on or communicating material non-public information,

both for individuals involved in such unlawful conduct and their employers and supervisors. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities while they are in possession of material non-public information can be subject to criminal and civil penalties.

In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (“SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The Company may also be subject to substantial legal penalties in the event an Urban Associate engages in illegal insider trading.

(b)
Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. In addition, the Company may seek reimbursement from an Urban Associate in the event the Company is obligated to pay any fines, fees or expenses resulting from such Urban Associate’s violation of this Policy. Any exceptions to the Policy, if permitted, may only be granted by the Company’s Chief Executive Officer or General Counsel.

PART 2

1.
Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

(a)
Quarterly and Holiday Blackout Periods. Trading in the Company’s securities is prohibited during designated periods beginning (1) the week prior to the last week of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed, and (2) on the day following Thanksgiving Day and ending on the second trading day following the date the Company’s annual financial results are publicly disclosed in March. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)
Other Blackout Periods. From time to time, other types of material non-public information regarding the Company may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected during the pre-clearance procedure hereinafter provided.
(c)
Exception. These trading restrictions do not apply to transactions under a pre- existing written plan, contract, instruction, or arrangement that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”) that:
(i)
has been reviewed and approved, in advance of the adoption of such a plan,

contract, instruction or arrangement, by the General Counsel, Deputy General Counsel or Associate General Counsel (or, if an Approved 10b5-1 Plan is revised or amended, such revisions or amendments have been so approved); provided that: (A) any Approved 10b5-1 Plan and any revision or amendment to an Approved 10b5-1 Plan must be adopted at a time when a blackout period is not in effect, (B) any trades under an Approved 10b5-1 Plan comply with the cooling-off period provided for in Rule 10b5-1(c)(ii)(B) prior to the first sale thereunder.; and (C) a revised or amended Approved 10b5-1 Plan will not be effective, and trades under such revised or amended Approved 10b5-1 Plan may not commence until the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B);

(ii)
was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and

(iii)
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the General Counsel, Deputy General Counsel or Associate General Counsel. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the General Counsel, Deputy General Counsel or Associate General Counsel, as described above.

2.
Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Even during a trading window, however, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.
Pre-clearance of Securities Transactions

(a)
Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)
Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the General Counsel, Deputy

General Counsel, or Associate General Counsel. All pre-clearance requests must be submitted in writing (which may include, without limitation, e-mail). These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)
Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d)
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Legal Department.
4.
Prohibited Transactions

(a)
Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)
A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the General Counsel, Deputy General Counsel or Associate General Counsel:

(i)
Short-term trading. Covered Persons who purchase Company securities (excluding the exercise of options or the conversion of other derivative securities previously acquired) may not sell any Company securities of the same class for at least six months after the purchase, including round trip trading or any other series of transactions whether or not it effects a net change in position;

(ii)
Short sales. Covered Persons may not sell the Company’s securities short (short sales arising from certain types of hedging transactions are governed by Section 4(c) below); and

(iii)
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities (other than the exercise of employee stock options) (option positions arising from certain types of hedging transactions are governed by Section 4(c) below).

(iv)
Margin Accounts and Pledges. Directors and executive officers may not create or maintain a margin account that holds Company securities or pledge Company securities as collateral. Requests for advance approval must be submitted in writing (which may include, without limitation, e-mail).

(c)
Covered Persons, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, may not enter into hedging or monetization transactions with respect to the Company’s securities. Hedging or monetization transactions allow an investor to receive compensation for transferring part or all of the economic risk and/or return associated with securities of an issuer, without formally transferring the legal and beneficial ownership of such securities. These transactions can be accomplished through the use of financial instruments such as prepaid variable forward contracts (i.e., contracts which allow an investor to receive an up-front payment in exchange for delivery of a variable amount of shares or cash in the future), equity swaps or zero cost collars (i.e., contracts that allow an investor to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in the securities). The Board may grant exceptions to this prohibition from time to time, either for certain transactions or certain classes of transactions.

PART 3

1.
Administration and Oversight.

(a)
Oversight. The Audit Committee of the Board of Directors will assist the Board in its oversight of the Policy. Appropriate corrective action will be taken with respect to a violation of the Policy when and as warranted in the judgment of the Audit Committee.
(b)
Policy Administration. The Company has designated the Legal Department, under the direction of the General Counsel, to administer this Policy. The duties of the Legal Department for administration include, but are not limited to, the following:

(i)
assisting with implementation of this Policy;

(ii)
circulating this Policy to all employees;

(iii)
circulating this Policy annually to all Covered Persons and obtaining certifications from each Covered Person certifying that he or she has read, and agrees to comply with, this Policy;

(iv)
arranging for training of all Covered Persons with respect to this Policy; and

(v)
conducting an annual review of this Policy and amending this Policy as necessary to reflect any changes in insider trading laws.

2.
Policy Modifications

This Policy may be amended, modified or supplemented by the Company at any time and for any reason.

3.
Policy Interpretation

This Policy is intended to be in addition to and to supplement the Code of Conduct and Ethics of Urban Outfitters, Inc., which can be found at www.urbanoutfittersinc.com. In the event of any inconsistency between this Policy and the Code of Conduct and Ethics, this Policy shall control. All Urban Associates are expected to comply with applicable securities laws.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

Date: _________________ __________________

(Signature)

(Please print name)